Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan, 2002 Stock Plan, as amended, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan of ArcSight, Inc. of our report dated September 10, 2007, except Note 14, as to which the date is November 20, 2007, with respect to the consolidated financial statements of ArcSight, Inc. included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
February 14, 2008